Exhibit 99.1
FOR IMMEDIATE RELEASE

Unity Appoints Matthew Bromberg as New CEO
Matthew Bromberg Appointed Chief Executive Officer and President
Interim Chief Executive Officer Jim Whitehurst Named Executive Chair of the Unity Board
Company to Release First Quarter 2024 Financial Results on May 9, 2024
SAN FRANCISCO, May 1, 2024 – Unity (NYSE: U) (the “Company”), the world's leading platform of tools for creators to build and grow real-time games, apps, and experiences across multiple platforms, today announced that Matthew Bromberg has been appointed Chief Executive Officer, President, and a member of the Unity Board of Directors, effective May 15, 2024. Interim Chief Executive Officer Jim Whitehurst has been appointed Executive Chair of the Unity Board while Roelof Botha will transition from Chairman of the Board back to Lead Independent Director of the Board.
“We couldn’t be happier to welcome Matt Bromberg as Unity’s new CEO. The Board and the entire leadership team are confident that Matt’s proven leadership, customer-first mindset, and deep understanding of the dynamic gaming industry make him the right executive to lead Unity forward,” said Roelof Botha. “I also want to thank Jim Whitehurst for leading Unity through its portfolio reset and cost structure rightsizing to focus on its core businesses and help position the Company for long-term success.”
“It’s been a true honor to serve as Unity’s interim Chief Executive Officer and get to know its passionate employees, community, customers, and partners,” said Jim Whitehurst. “I’m looking forward to working closely with Matt to support the Company’s continued commitment to creator success and innovation.”
Mr. Whitehurst will also return to Silver Lake, one of Unity’s two largest shareholders, where he had previously been a Senior Advisor and will now join as a Managing Director leading both operating and investment team initiatives.
Matthew Bromberg brings over 20 years of experience across the gaming industry, having previously served as Chief Operating Officer of leading mobile game developer and publisher Zynga (NASDAQ: ZNGA) where he played a key role in the company’s turnaround, and was responsible for Zynga’s game studios globally, while also overseeing product development and design, technology, data, and analytics. He also held multiple leadership roles at Electronic Arts (NASDAQ: EA) where he helped scale the company’s mobile division and led teams on four continents that built popular games across all major genres.
“I am thrilled to join Unity as it embraces its next chapter,” said Matthew Bromberg. “I look forward to working with Jim, the Board, and the incredible people of Unity to provide the best integrated platform for creators to bring great games and experiences to their audiences globally while also helping accelerate the Company’s revenue growth and profitability.”
Unity will release first quarter 2024 financial results after the market close on Thursday, May 9, 2024, with a webcast to follow at 2 p.m. PT/5 p.m. ET. The webcast and shareholder letter can be accessed at investors.unity.com where a replay of the webcast will also be available.

About Matthew Bromberg
Matthew Bromberg is currently a Senior Advisor to Blackstone (NYSE: BX), a global alternative asset manager. He also sits on the board of directors of Bumble (NASDAQ: BMBL), where he has been a member of the audit committee; Monzo, a privately held, U.K.-chartered bank; and Blast, a privately held esports company. From 2018 to 2021, he was on the board of directors of Fitbit (NYSE: FIT) where he was a member of both the compensation and nominating and governance committees. Between August 2016 to November 2021, Mr. Bromberg served as Chief Operating Officer at Zynga. Prior to Zynga, he held various leadership roles at Electronic Arts including Senior Vice President of Strategy and Operations of the company’s mobile division and Group General Manager for all BioWare studios worldwide. Earlier in his career, he pioneered the esports revolution as the President and CEO of Major League Gaming. Mr. Bromberg holds a B.A. in English from Cornell University and a J.D. from Harvard Law School.
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About Unity
Unity (NYSE: U) is the world's leading platform of tools for creators to build and grow real-time games, apps, and experiences across multiple platforms, from mobile, PC, and console, to spatial computing. For more information, visit Unity.com.
Forward-Looking Statements
This publication contains “forward-looking statements,” as that term is defined under federal securities laws, including, in particular, statements about Unity's plans, strategies and objectives. The words “believe,” “may,” “will,” “estimate,” “continue,” “intend,” “expect,” “plan,” “project,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Further information on these and additional risks that could affect Unity’s results is included in our filings with the Securities and Exchange Commission (SEC) which are available on the Unity Investor Relations website. Statements herein speak only as of the date of this release, and Unity assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this publication except as required by law.
Contacts
Media:
Pascale Marchand
UnityComms@unity3d.com

Investors:
Daniel Amir
ir@unity3d.com